EXHIBIT 99.1

James Burke Named President of the Community Financial Corporation, Community Bank of the Chesapeake Holding Company

WALDORF, Md., March 03, 2021 (GLOBE NEWSWIRE) -- The Board of Directors of Community Financial Corporation (“TCFC” or the “Company”), the holding company of Community Bank of the Chesapeake (“CBTC” or the “Bank”), has named James M. Burke as President of the Company, effective February 25, 2021. Jimmy is a banking veteran and currently serves as President of Community Bank of the Chesapeake. William Pasenelli, who has served as CEO and President of the Company, will continue to serve as Chief Executive Officer of the Company.

Austin J. Slater, Chairman of the Board of Directors, said on the appointment: “Jimmy has a wealth of experience working in executive management roles and extensive knowledge of the banking industry. His expertise, leadership and business acumen have been instrumental in the continued growth of the Company and Bank. His appointment to President of the Company is well deserved and, joined by all Directors, I congratulate Jimmy and look forward to continued collaboration.”

James M. Burke is an experienced banker with over 20 years of experience. Jimmy joined the Bank in 2005 and currently serves as Executive Vice President of the Company and President of the Bank. Prior to being appointed to President of the Bank in 2016, he served as Executive Vice President, Chief Risk Officer. Mr. Burke received his Bachelor of Arts degree in Political Science from High Point College in High Point, North Carolina.

“I have worked along-side Jimmy for many years,” said William Pasenelli, Chief Executive Officer of the Company and Bank. “His leadership, commitment to our culture and the experience of our customers and emphasis on creating shareholder value has driven the organization forward the past several years. Jimmy is a proven leader and I look forward to continuing to work with him as we lead the Company and Bank to future growth. I congratulate Jimmy on his appointment.”

Headquartered in Waldorf, Maryland, Community Bank of the Chesapeake is a full-service commercial bank, with assets over $2.0 billion.  Through its 12 banking centers and four dedicated commercial lending centers, Community Bank of the Chesapeake offers a broad range of financial products and services to individuals and businesses.  Community Bank of the Chesapeake is a wholly owned subsidiary of The Community Financial Corporation (NASDAQ: TCFC). More information about Community Bank of the Chesapeake can be found at www.cbtc.com.

CONTACT:
Diane Hicks
Senior Vice President
Director of Marketing and Communications
(240) 427-1047
hicksd@cbtc.com

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/499aa440-1d7c-4a77-bf07-8bf7b0850b19